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                                                                     EXHIBIT 4.7



                                  WARRANT AGREEMENT

Kaire International, Inc., a Delaware corporation ("Company"), and American Securities Transfer & Trust, Inc. ("AST"), 1825 Lawrence Street, Suite 444, Denver, Colorado 80202, a Colorado corporation ("Warrant Agent"), agree as follows:

1. PURPOSE. The Company proposes to publicly offer and issue (the "Public Offering") 825,000 shares of the Company's $.01 par value common stock shares ("Shares") and 1,000,000 warrants permitting the purchase of 1,000,000 Shares ("Warrant").

2. WARRANTS. Each Warrant will entitle the registered holder of a Warrant ("Warrant Holder") to purchase from the Company one Share at $6.60 per share ("Exercise Price"). A Warrant Holder may exercise all or any number of Warrants resulting in the purchase of a whole number of Shares.

3. EXERCISE PERIOD. The Warrants may be exercised at any time during the period commencing September / X /, 2000 and ending at 3:00 p.m., Denver, Colorado (5:00 p.m., New York) time on September / X /, 2004 ("Expiration Date") except as changed by Section 12 of this Agreement. The Warrants may be exercised prior to September / X /, 2000, only if the underwriter of the Public Offering has consented to all of the Warrants being exercisable (the "Advanced Exercise Date"). After the Expiration Date, any unexercised Warrants will be void and all rights of Warrant Holders shall cease.

4.   DETACHABILITY.  The Shares and Warrants are being separately sold.

5. CERTIFICATES. The Warrant Certificates shall be in registered form only and shall be substantially in the form set forth in EXHIBIT A attached to this Agreement. Warrant Certificates shall be signed by, or shall bear the facsimile signature of the President or a Vice President of the Company and the Secretary or an Assistant Secretary of the Company and shall bear a facsimile of the Company's corporate seal. If any person, whose facsimile signature has been placed upon any Warrant Certificate or the signature of an officer of the Company, shall have ceased to be such officer before such Warrant Certificate is countersigned, issued and delivered, such Warrant Certificate shall be countersigned, issued and delivered with the same effect as if such person had not ceased to be such officer. Any Warrant Certificate may be signed by, or made to bear the facsimile signature of, any


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     person who at the actual date of the preparation of such Warrant
     Certificate shall be a proper officer of the Company to sign such Warrant Certificate even though such person was not such an officer upon the date of the Agreement.

6. COUNTERSIGNING. Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent hereby is authorized to countersign and deliver to, or in accordance with the instructions of, any Warrant Holder any Warrant Certificate which is properly issued.

7.   REGISTRATION OF TRANSFER AND EXCHANGES.  Subject to the provisions of
     Section 4, the Warrant Agent shall from time to time register the transfer of any outstanding Warrant Certificate upon records maintained by the Warrant Agent for such purpose upon surrender of such Warrant Certificate to the Warrant Agent for transfer, accompanied by appropriate instruments of transfer in form satisfactory to the Company and the Warrant Agent and duly executed by the Warrant Holder or a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued in the name of and to the transferee and the surrendered Warrant Certificate shall be cancelled.

8.   EXERCISE OF WARRANTS; REDEMPTION

     a. Any one Warrant or any multiple of one Warrant evidenced by any Warrant Certificate may be exercised upon any single occasion on or after the Exercise Date or the Advanced Exercise Date, as the case may be, and on or before the Expiration Date. A Warrant shall be exercised by the Warrant Holder by surrendering to the Warrant Agent the Warrant Certificate evidencing such Warrant with the exercise form on the reverse of such Warrant Certificate duly completed and executed and delivering to the Warrant Agent, by cash or by certified or official bank check payable to the order of the Company, the Exercise Price for each Share to be purchased.

     b. Upon receipt of a Warrant Certificate with the exercise form thereon duly executed together with payment in full of the Exercise Price for the Shares for which Warrants are then being exercised, the Warrant Agent shall requisition from any transfer agent for the Shares, and upon receipt shall make delivery of, certificates evidencing the total number of whole Shares for which Warrants are then being exercised in such names and denominations as are required for delivery to, or in accordance with the instructions of, the Warrant Holder.


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          Such certificates for the Shares shall be deemed to be issued, and the person whom such Shares are issued of record shall be deemed to have become a holder of record of such Shares, as of the date of the surrender of such Warrant Certificate and payment of the Exercise Price, whichever shall last occur, provided that if the books of the Company with respect to the Shares shall be deemed to be issued, and the person to whom such Shares are issued of record shall be deemed to have become a record holder of such Shares, as of the date on which such books shall next be open (whether before, on or after the Expiration Date) but at the Exercise Price, whichever shall have last occurred, to the Warrant Agent.

     c. If less than all the Warrants evidenced by a Warrant Certificate are exercised upon a single occasion, a new Warrant Certificate for the balance of the Warrants not so exercised shall be issued and delivered to, or in accordance with, transfer instructions properly given by the Warrant Holder until the Expiration Date.

     d. All Warrant Certificates surrendered upon exercise of the Warrants shall be cancelled.

     e. Upon the exercise, or conversion of any Warrant, the Warrant Agent shall promptly deposit the payment into an escrow account established by mutual agreement of the Company and the Warrant Agent at a federally insured commercial bank. All funds deposited in the escrow account will be disbursed on a weekly basis to the Company once they have been determined by the Warrant Agent to be collected funds. Once the funds are determined to be collected, the Warrant Agent shall cause the share certificate(s) representing the exercised Warrants to be issued.

     f. (i) At any time that the Warrants are exercisable and on not less than thirty (30) days notice, the Warrants may be redeemed, at the option of the Company, at a redemption price of $.05 per Warrant, provided the average closing bid price of the Shares receivable upon exercise of the Warrant shall have exceeded $10.00 per share (the "Target Price"), subject to adjustment as set forth in Section 13 hereof, for a period of twenty consecutive trading days immediately prior to the date on which notice of redemption is given. Warrantholders will be entitled to exercise Warrants at any time up to the business day next preceding the redemption date.


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          (ii)  Providing the conditions set forth in Section 8(f) are met, and the Company shall desire to exercise its right to redeem the Warrants, it shall mail a notice of redemption to the holders of the Warrants to be redeemed, first class, postage prepaid, within ten days after the end of such foregoing period, not later than the thirtieth (30th) day before the date fixed for redemption, at his/her last address as shall appear on the records of the Company. Any notice mailed in the manner provided herein shall be conclusively presumed to have been duly given whether or not the holder receives such notice.

          (iii) The notice of redemption shall specify (i) the redemption price, (ii) the date fixed for redemption, (iii) the place where the Warrant Certificates shall be delivered and the redemption price paid, and (iv) that the right to exercise the Warrant shall terminate at 3:00 p.m. Denver, Colorado time (5:00 p.m. New York time) the "Redemption Time") on the trading day immediately preceding the date fixed for redemption. The date fixed for redemption of the Warrants shall be the Redemption Date. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a holder (a) to whom notice was mailed; or (b) whose notice was defective. An affidavit of the Secretary or an Assistant Secretary of the Company that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

          (iv) Except as provided herein, any right to exercise a Warrant shall terminate at the Redemption Time on the trading day immediately proceeding the Redemption Date. On and after the Redemption Date, the holders shall have no further rights except to receive, upon surrender of the Warrant, the redemption price.

          (v) From and after the Redemption Date, the Company shall, at the place specified in the notice of redemption, upon presentation and surrender to the Company by or on behalf of the holder thereof of one or more Warrants to be redeemed, deliver or cause to be delivered to or upon the written order of such holder a sum in cash equal to the redemption price of each such Warrant. From and after the date fixed for redemption and upon the deposit or setting aside by the Company of a sum sufficient to redeem all the Warrants called for redemption, such Warrants shall expire and become void and all rights hereunder and under the Warrant Certificate, except the

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          right to receive payment of the redemption price, shall cease.

          (vi) If the Company's Shares are subdivided or combined into a greater of smaller number of shares of Common Stock, the Target Price shall be proportionately adjusted by the ratio which the total number of shares of Common Stock outstanding immediately prior to such event bears to the total number of shares to be outstanding immediately after such event.

     g. Expenses incurred by American Securities Transfer & Trust, Inc. while acting in the capacity as Warrant Agent will be paid by the Company. These expenses, including delivery of exercised share certificate to the shareholder, will be deducted from the exercise fee submitted prior to distribution of funds to the Company. A detailed accounting statement relating to the number of shares exercised, names of registered Warrant Holder(s) and the net amount of exercised funds remitted will be given to the Company with the payment of each exercise amount.

     h. At the time of exercise of the Warrant(s), the transfer fee is to be paid by ______________. In the event the shareholder must pay the fee and fails to remit same, the fee will be deducted from the proceeds prior to distribution to the Company.

9. TAXES. The Company will pay all taxes attributable to the initial issuance of Shares upon exercise of Warrants. The Company shall not, however, be required to pay any tax which may be payable in respect to any transfer involved in any issue of Warrant Certificates or in the issue of any certificates of Shares in the name other than that of the Warrant Holder upon the exercise of any Warrant.

10. MUTILATED OR MISSING WARRANT CERTIFICATES. If any Warrant Certificate is mutilated, lost, stolen or destroyed, the Company and the Warrant Agent may, on such terms as to indemnify or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant Certificate, include the surrender thereof), and upon receipt of evidence satisfactory to the Company and the Warrant Agent of such mutilation, loss, theft or destruction, issue a substitute Warrant Certificate of like denomination or tenor as the Warrant Certificate so mutilated, lost, stolen or destroyed. Applicants for substitute Warrant Certificates shall comply with such other reasonable regulations and pay any reasonable charges as the Company or the Warrant Agent may prescribe.


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11.  RESERVATION OF SHARES.  For the purpose of enabling the Company to satisfy all obligations to issue Shares upon exercise of Warrants, the Company will at all times reserve and keep available free from preemptive rights, out of the aggregate of its authorized but unissued shares, the full number of Shares which may be issued upon the exercise of the Warrants will upon issue be fully paid and nonassessable by the Company and free from all taxes, liens, charges and security interests with respect to the issue thereof.

12. GOVERNMENTAL RESTRICTIONS. If any Shares issuable upon the exercise of Warrants require registration or approval of any governmental authority, the Company will endeavor to secure such registration or approval; provided that in no event shall such Shares be issued, and the Company shall have the authority to suspend the exercise of all Warrants, until such registration or approval shall have been obtained; but all Warrants, the exercise of which is requested during any such suspension, shall be exercisable at the Exercise Price. If any such period of suspension continues past the Expiration Date, all Warrants, the exercise of which have been requested on or prior to the Expiration Date, shall be exercisable upon the removal of such suspension until the close of business on the business day immediately following the expiration of such suspension.

13. ADJUSTMENTS. Subject and pursuant to the provisions of this Section 13, the Warrant Price and number of Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

     a. Except as hereinafter provided in the event the Company shall, at any time or from time to time after the date hereof, sell any Shares for a consideration per share less than the lower of (i) the closing bid price of the Shares as reported on NASDAQ on the trading date next preceding such sale (the "Market Price"), or (ii) the Warrant Price then in effect, or issue any Shares as a stock dividend to the holders of the Shares or subdivide or combine the outstanding Shares into a greater or lesser number of Shares (any such sale, issuance, subdivision or combination being herein called a "Change of Shares"), then, and hereafter immediately before the date of such sale or the record date for each Change of Shares, the Warrant Price for the Warrants (whether or not the same shall be issued and outstanding) in effect immediately prior to such Change of Shares shall be changed to a price (including any applicable fraction of a cent to the nearest cent) determined by dividing (1) the product of (a) the Warrant Price in effect immediately before such Change of Shares and (b) the sum
     (i) the total number of shares of Common Stock outstanding


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     immediately prior to such Change of Shares, and (ii) the number of shares determined by dividing (A) the aggregate consideration, if any, received by the Company upon such consideration, issuance, subdivision or combination by (3) the lesser of (x) the Market Price, or (y) the Warrant Price, in effect immediately prior to such Change of Shares; by (2) the total number of shares of Common Stock outstanding immediately after such Change of Shares.

     For the purposes of any adjustment to be made in accordance with this
     Section 13a. the following provisions shall be applicable: In case of the issuance or sale of Shares (or of other securities deemed hereunder to involve the issuance or sale of Shares) for a consideration part or all of which shall be cash, the amount of the cash portion of the consideration therefor deemed to have been received by the Company shall be (i) the subscription price (before deducting any commissions or any expenses incurred in connection therewith), if Shares of are offered by the Company for subscription, or (ii) the public offering price (before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services, or any expenses incurred in connection therewith), if such securities are sold to underwriters or dealers for public offering without a subscription offering, or (iii) the gross amount of cash actually received by the Company for such securities, in any other case.

     b. In case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Company, and otherwise than on the exercise of options, rights or warrants or the conversion or exchange of convertible or exchangeable securities) of Shares (or of other securities deemed hereunder to involve the issuance or sale of Shares) for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash deemed to have been received by the Company shall be the value of such consideration as determined in good faith by the Board of Directors of the Company.

     c. Shares issuable by way of dividend or other distribution on any stock of the Company shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration.

     d. The reclassification of securities of the Company other than Shares into securities including Shares shall be deemed to involve the issuance of such Shares of for a consideration


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     other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such Shares, and the value of the consideration allocable to such Shares shall be determined as provided in subsection b. of this Section 13.

     e. The number of Shares at any one time outstanding shall be deemed to include the aggregate maximum number of shares issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of options, rights or warrants and upon the conversion or exchange of convertible or exchangeable securities.

     f. Upon each adjustment of the Warrant Price pursuant to this Section 13, the number of Shares purchasable upon the exercise of each Warrant shall be the number derived by multiplying the number of Shares purchasable immediately prior to such adjustment by the Warrant Price in effect prior to such adjustment and dividing the product so obtained by the applicable adjusted Warrant Price.

     g. In case the Company shall at any time after the date hereof issue options, rights or warrants to subscribe for Shares, or issue any securities convertible into or exchangeable for Shares, for a consideration per share (determined as provided in Section 13 a. and as provided below) less than the lower of (i) the Market Price, or (ii) the Warrant Price in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, or without consideration (including the issuance of any such securities by way of dividend or other distribution), the Warrant Price for the Warrants (whether or not the same shall be issued and outstanding) in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, as the case may be, shall be reduced to a price determined by making the computation in accordance with the provisions of Section 13 a. hereof, provided that:

          (1) The aggregate maximum number of Shares as the case may be, issuable or that may become issuable under such options, rights or warrants (assuming exercise in full even if not then currently exercisable or currently exercisable in full) shall be deemed to be issued and outstanding at the time such options, rights or warrants were issued, for a consideration equal to the minimum purchase price per share provided for in such options, rights or warrants at the time of issuance, plus the consideration, if any, received by the Company for such options, rights or warrants; provided, however, that upon

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          the expiration or other termination of such options, rights or warrants, if any thereof shall not have been exercised, the number of Shares deemed to be issued and outstanding pursuant to this subsection (and for the purposes of subsection e. of Section 13 hereof) shall be reduced by the number of Shares as to which options, warrants and/or rights shall have expired, and such number of Shares shall no longer be deemed to be issued and outstanding, and the Purchase Price then in effect shall forthwith be readjusted and thereafter be the price that it would have been had adjustment been made on the basis of the issuance only of the Shares actually issued plus the Shares remaining issuable upon the exercise of those options, rights or warrants as to which the exercise rights shall not have expired or terminated unexercised.

          (2) The aggregate maximum number of Shares issuable or that may become issuable upon conversion or exchange of any convertible or exchangeable securities (assuming conversion or exchange in full even if not then currently convertible or exchangeable in full) shall be deemed to be issued and outstanding at the time of issuance of such securities, for a consideration equal to the consideration received by the Company for such securities, plus the minimum consideration, if any, receivable by the Company upon the conversion or exchange thereof; provided, however, that upon the expiration or other termination of the right to convert or exchange such convertible or exchangeable securities (whether by reason of redemption or otherwise), the number of Shares deemed to be issued and outstanding pursuant to this subsection 13 g. (2) (and for the purposes of subsection 13 e. hereof) shall be reduced by the number of shares as to which the conversion or exchange rights shall have expired or terminated unexercised, and such number of shares shall no longer be deemed to be issued and outstanding, and the Warrant Price then in effect shall forthwith be readjusted and thereafter be the price that it would have been had adjustment been made on the basis of the issuance only of the shares actually issued plus the shares remaining issuable upon conversion or exchange of those convertible or exchangeable securities as to which the conversion or exchange rights shall not have expired or terminated unexercised.

          (3) If any change shall occur in the exercise price per share provided for in any of the options, rights or warrants referred to in


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          subsection 13 b., or in the price per share or ratio at which the securities referred to in subsection 13 g. are convertible or exchangeable, such options, rights or warrants or conversion or exchange rights, as the case may be, to the extent not theretofore exercised, shall be deemed to have expired or terminated on the date when such price change became effective in respect of shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Company shall be deemed to have issued upon such date new options, rights or warrants or convertible or exchangeable securities.

     h. In case of any reclassification or change of outstanding Shares issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification or change of the then outstanding Shares or other capital stock issuable upon exercise of the Warrants) or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, then, as a condition of such reclassification, change, consolidation, merger, sale or conveyance, the Company, or such successor or purchasing corporation, as the case may be, shall make lawful and adequate provision whereby the registered holder of each Warrant then outstanding shall have right thereafter to receive on exercise of such Warrant the kind and amount of securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of securities issuable upon exercise of such Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance and shall forthwith file at the Corporate Office of the Warrant Agent a statement signed by its President or a Vice President and by its Treasurer or an Assistant Treasurer or its Secretary or an Assistant Secretary evidencing such provision. Such provisions shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in subsection 13 a. The above provisions of this subsection 13 h. shall similarly apply to successive reclassifications and changes of Shares and to successive consolidations, mergers, sales or conveyances.

     i. After each adjustment of the Purchase Price pursuant to this Section 13, the Company will promptly prepare a certificate signed by the Chairman or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant


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     Secretary, of the Company setting forth: (i) the Warrant Price as so adjusted, (ii) the number of Shares purchasable upon exercise of each Warrant, after such adjustment, and (iii) a brief statement of the facts accounting for such adjustment. The Company will promptly file such certificate with the Warrant Agent and cause a brief summary thereof to be sent by ordinary first class mail to each registered holder at his last address as it shall appear on the registry books of the Warrant Agent. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity thereof except as to the holder to whom the Company failed to mail such notice, or except as to the holder whose notice was defective. The affidavit of any officer of the Warrant Agent or the Secretary or an Assistant Secretary of the Company that such notice has been mailed, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

     j.   No adjustment shall be made:

          (i) upon the issuance of the Warrants (including Shares issued upon exercise of those warrants);

          (ii) upon the issuance of Shares and warrants (including Shares issued upon exercise of those warrants) issued prior to or in connection with the Public Offering;

          (iii) upon the issuance or sale of Shares issuable upon the exercise of any stock options granted under any stock option plan of the Company; or

          (iv) if the amount of said adjustment shall be less than five cents ($.05) per share of Common Stock, provided, however, that in such case, any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least five cents ($.05) per Share.

     k. The foregoing provisions notwithstanding on the effective date of any new Warrant Price the number of shares as to which any Warrant may be exercised shall be increased or decreased so that the total sum payable to the Company on the exercise of such Warrant shall remain constant.

     l. The form of Warrant need not be changed because of any change pursuant to this Section, and Warrants issued after such change may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any

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     time in its sole discretion (which shall be conclusive) make any change in the form of Warrant that the Company may deem appropriate and that does not effect the substance thereof; and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

14. NOTICE TO WARRANT HOLDERS. Upon any adjustment as described in Section 13, the Company within 20 days thereafter shall (i) cause to be filed with the Warrant Agent a certificate signed by a Company officer setting forth the details of such adjustment, the method of calculation and the facts upon which such calculation is based, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, and (ii) cause written notice of such adjustments to be given to each Warrant Holder as of the record date applicable to such adjustment. Also, if the Company proposes to enter into any reorganization, reclassification, sale of substantially all of its assets, consolidation, merger, dissolution, liquidation or winding up, the Company shall give notice of such fact at least 20 days prior to such action to all Warrant Holders which notice shall set forth such facts as indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Exercise Price and the kind and amount of the shares or other securities and property deliverable upon exercise of the Warrants. Without limiting the obligation of the Company hereunder to provide notice to each Warrant Holder, failure of the Company to give notice shall not invalidate any corporate action taken by the Company.

15. NO FRACTIONAL WARRANTS OR SHARES. The Company shall not be required to issue fractions of Warrants upon the reissue of Warrants, any adjustments as described in Section 13 or otherwise; but the Company in lieu of issuing any such fractional interest, shall round up or down to the nearest full Warrant. If the total Warrants surrendered by exercise would result in the issuance of a fractional share, the Company shall not be required to issue a fractional share but rather the aggregate number of shares issuable will be rounded up or down to the nearest full share.

16. RIGHTS OF WARRANT HOLDERS. No Warrant Holder, as such, shall have any rights of a shareholder of the Company, either at law or equity, and the rights of the Warrant Holders, as such, are limited to those rights expressly provided in this Agreement or in the Warrant Certificates. The Company and the Warrant Agent may treat the registered Warrant Holder in respect of any Warrant Certificates as the absolute owner thereof for all purposes notwithstanding any notice to the contrary.


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


17. WARRANT AGENT. The Company hereby appoints the Warrant Agent to act as the agent of the Company and the Warrant Agent hereby accepts such appointment upon the following terms and conditions by all of which the Company and every Warrant Holder, by acceptance of his Warrants, shall be bound:

     a. Statements contained in this Agreement and in the Warrant Certificates shall be taken as statements of the Company. The Warrant Agent assumes no responsibility for the correctness of any of the same except such as describes the Warrant Agent or for action taken or to be taken by the Warrant Agent.

     b. The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the Company's covenants contained in this Agreement or in the Warrant Certificates.

     c. The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel, provided the Warrant Agent shall have exercised reasonable care in the selection and continued employment of such counsel.

     d. The Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant Holder for any action taken in reliance upon any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument believed by it to be genuine or to have been signed, sent or presented by the proper party or parties.

     e. The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the execution of this Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and all other charges of any kind or nature incurred by the Warrant Agent in the execution of this Agreement and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for this Agreement except as a result of the Warrant Agent's negligence or bad faith.

     f. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take

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


          any other action likely to involve expense unless the Company or one or more Warrant Holders shall furnish the expenses which may be incurred in connection with such action, suit or legal proceeding, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgement shall be for the ratable benefit of the Warrant Holders as their respective rights or interest may appear.

     g. The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

18. SUCCESSOR WARRANT AGENT. Any corporation into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the corporate trust business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act of a party or the parties hereto. In any such event or if the name of the Warrant Agent is changed, the Warrant Agent or such successor may adopt the countersignature of the original Warrant Agent and may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent.

19. CHANGE OF WARRANT AGENT. The Warrant Agent may resign or be discharged by the Company from its duties under this Agreement by the Warrant Agent or the Company, as the case may be, giving notice in writing to the other, and by giving a date when such resignation or discharge shall take effect, which notice shall be sent at least 30 days prior to the date so specified. If the Warrant Agent shall resign, be discharged or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by any Warrant Holder or after discharging the Warrant Agent, then any Warrant Holder may apply to the District Court for Denver County, Colorado, for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to the Warrant Agent, either by the Company or by such Court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent, whether appointed by the Company or by such Court, shall be a bank or a trust company, in good standing, organized under the laws of the State of Colorado or of the United States of America, having its principal office in Denver, Colorado and having at the time of its appointment as Warrant Agent, a combined capital and surplus of at least four million dollars. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if had been originally named as Warrant Agent without further act or deed and the former Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it thereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for effecting the delivery or transfer. Failure to give any notice provided for in the section, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

20. NOTICES. Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by any Warrant Holder to or on the Company shall be sufficiently given or made if sent by mail, first class, certified or registered, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

                    Kaire International, Inc.
                    380 Lashley Street
                    Longmont, Colorado 80501

     Any notice or demand authorized by this Agreement to be given or made by any Warrant Holder or by the Company to or on the Warrant Agent shall be sufficiently given or made if sent by mail, first class, certified or registered, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

                      American Securities Transfer & Trust, Inc.
                           1825 Lawrence Street, Suite 444
                                Denver, CO  80202-1817

     Any distribution, notice or demand required or authorized by this Agreement to be given or made by the Company or the Warrant Agent to or on the Warrant Holders shall be sufficiently given or made if sent by mail, first class, certified or registered, postage prepaid, addressed to the Warrant Holders at their last known addresses as they shall appear on the registration books for the Warrant Certificates maintained by the Warrant Agent.

21. SUPPLEMENTS AND AMENDMENTS. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Warrant Holders in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable.

22. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

23. TERMINATION. This Agreement shall terminate at the close of business on the Expiration Date or such earlier date upon which all Warrants have been exercised; provided, however, that if exercise of the Warrants is suspended pursuant to Section 12 and such suspension continues past the Expiration Date, this Agreement shall terminate at the close of business on the business day immediately following expiration of such suspension. The provisions of Section 17 shall survive such termination.

24. GOVERNING LAWS. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Colorado and for all purposes shall be construed in accordance with the laws of said State.

25. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give any person or corporation other than the Company, the Warrant Agent and the Warrant Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Warrant Holders.

26. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.


Date: September   , 1998

                              KAIRE INTERNATIONAL, INC.
                              A DELAWARE CORPORATION


                              By:
                                   ------------------------------
                                   Robert L. Richards
                                   Chief Executive Officer
SEAL

ATTEST:


----------------------------
Secretary:  Mark D. Woodburn


                              AMERICAN SECURITIES TRANSFER & TRUST, INC., A COLORADO CORPORATION



                              By:
                                   ------------------------------
                                   Vice President:

SEAL

ATTEST:


----------------------------
Secretary: